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                                                                    EXHIBIT 11

                       BARRETT BUSINESS SERVICES, INC.
                        STATEMENT OF CALCULATION OF BASIC
                      AND DILUTED COMMON SHARES OUTSTANDING

                                                                             Three Months
                                                                                Ended
                                                                            March 31, 2001
                                                                             ------------

Weighted average number of basic shares outstanding                            6,399,685

Stock option plan shares to be issued at prices ranging from $1.45 to
   $17.94 per share                                                                    -

Less:   Assumed purchase at average market price during the period using proceeds received upon exercise of options and purchase of stock,
        and using tax benefits of compensation due to premature dispositions           -
                                                                             ------------

Weighted average number of diluted shares outstanding                          6,399,685
                                                                             ============
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As a result of the net loss  reported for the three months ended March 31, 2001,
20,806 of potential  common shares have been excluded  from the  calculation  of diluted loss per share because their effect would be anti-dilutive.